Filed Pursuant to Rule 424(b)(7)
Registration No. 333-193842

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 14, 2014)

1,725,000 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

The selling stockholders identified in this prospectus supplement are offering 1,725,000 shares of our Class A common stock, which were issued upon the exchange of an equivalent number of Series B Membership Interests (together with an equal number of shares of our Class B common stock) of Health Plan Intermediaries Holdings, LLC. We are a public company organized under the laws of Delaware and the sole managing member of Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company.

We are not selling any Class A common stock under this prospectus supplement and will not receive any of the proceeds from the sale of Class A common stock by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.” The last reported sale price of our Class A common stock on August 13, 2014 was $12.60 per share.

Investing in our Class A common stock involves risks. You should read carefully the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our Class A common stock.

	Per Share	Total
Public offering price	$12.1500	$20,958,750.00
Underwriting discounts and commissions	$0.6075	$1,047,937.50
Proceeds to the selling stockholders, before expenses	$11.5425	$19,910,812.50

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of Class A common stock against payment on or about August 20, 2014.

RAYMOND JAMES

The date of this prospectus supplement is August 15, 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the selling stockholders nor the underwriter have authorized anyone to provide you with different information from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders and the underwriter are not making an offer of the shares of Class A common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front covers of those documents.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our Class A common stock by our stockholders, Health Plan Intermediaries, LLC and Health Plan Intermediaries Sub, LLC, which we refer to as the “selling stockholders,” and certain other matters relating to us. The second part, the accompanying prospectus, gives more general information about offerings of Class A common stock that may be made by certain of our stockholders and any of their pledgees, donees, transferees and successors-in-interest from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should carefully read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information,” before deciding to invest in the Class A common stock being offered.

In this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, unless the context otherwise requires, “HII,” the “Company,” “our company,” “we,” “us” and “our” refer (1) prior to the February 13, 2013 initial public offering (“IPO”) of the Class A common stock of Health Insurance Innovations, Inc. and related transactions, to Health Plan Intermediaries, LLC (“HPI”) and its consolidated subsidiaries and (2) after our IPO and related transactions to Health Insurance Innovations, Inc. and its consolidated subsidiaries. The terms “HII,” “HPIH” and “ICE” refer to the stand-alone entities Health Insurance Innovations, Inc., Health Plan Intermediaries Holdings, LLC, and Insurance Center for Excellence, LLC, respectively. HPIH and ICE are consolidated subsidiaries of HII. The term “Secured” refers to (a) prior to or at the time of their July 17, 2013 acquisition by us, Sunrise Health Plans, Inc., Sunrise Group Marketing, Inc. and Secured Software Solutions, Inc., collectively, and (b) following our July 17, 2013 acquisition, the entities described in (a) and the limited liability companies into which such entities were converted shortly following such acquisition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in this prospectus supplement and the accompany prospectus, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, in each case including any amendments thereto (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read the information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before buying our Class A common stock in this offering.

Business Overview

We are a leading developer and administrator of affordable, web-based individual health insurance plans and ancillary products. Our highly scalable, proprietary, web-based technology platform allows for mass distribution of and online enrollment in our large and diverse portfolio of affordable health insurance offerings.

Our technology platform provides customers, whom we refer to as members, immediate access to our products through our distribution partners anytime, anyplace. The health insurance products we develop are underwritten by insurance carrier companies, and we assume no underwriting or insurance risk. Members can price and tailor product selections to meet their needs, buy policies and print policy documents and identification cards in real-time. Our sales are executed online and offer instant electronic fulfillment. Our technology platform uses abbreviated online applications, some with health questionnaires, to provide an immediate accept or reject decision on applications for all products that we offer. Once an application is accepted, individuals can use our automated payment system to complete the enrollment process and obtain instant electronic access to their policy fulfillment documents, including the insurance policy, benefits schedule and identification cards. We receive credit card and Automated Clearing House (“ACH”) payments directly from members at the time of sale. Our technology platform provides significant operating leverage as we add members and reduces the costs associated with marketing, selling, underwriting and administering policies.

We are an industry leader in the sale of six, 11 and approximately 12-month (i.e., up to 364 day) short-term medical (“STM”) plans, an alternative to Patient Protection and Affordable Care Act (“PPACA”)-qualified individual major medical (“IMM”) plans that provide lifetime renewable coverage and enable individuals to avoid penalties under the PPACA. STM plans generally offer qualifying individuals comparable benefits for fixed short-term durations at lower premiums than IMM plans. Our STM plans feature a streamlined underwriting process offering immediate coverage options. We also offer guaranteed-issue hospital indemnity plans for individuals under the age of 65, which pay fixed cash benefits for covered procedures and services, and a variety of ancillary products such as pharmacy benefit cards, dental plans, vision plans and cancer/critical illness plans that are frequently purchased as supplements to STM and hospital indemnity plans. We design and structure insurance products on behalf of insurance carriers, market them to individuals through our internal distribution capacity, which was expanded through the July 2013 acquisition of Secured, formerly one of our independent distributors, and through our large network of distributors, and manage member relations via our online member portal, which is available 24 hours a day, seven days a week. Our online enrollment process allows us to aggregate and analyze consumer data and purchasing habits to track market trends and drive product innovation. We have established relationships with several highly rated insurance carriers, including HCC Life, United States Fire, ING, Nationwide, Companion Life and CIGNA, among others. In addition, as of June 30, 2014, the large independent distribution network we access consisted of 107 licensed agent call centers and 257 wholesalers, that work with over 15,500 licensed brokers.

We focus on the large and under-penetrated segment of the U.S. population who are uninsured or underinsured, which includes individuals not covered by employer-sponsored insurance plans, such as the self-employed, as well as small business owners and their employees, individuals who are unable to afford IMM premiums, and underserved “gap populations” that require insurance due to changes caused by life events: new graduates, divorcees, early retirees, military discharges, the unemployed, part-time and seasonal employees and temporary workers and customers seeking health insurance between the open enrollment periods held each year by the health insurance exchanges created under PPACA. According to U.S. Census Bureau estimates, approximately 48 million Americans were uninsured in 2012.

Recent Developments

Acquisition of HealthPocket, Inc.

On July 14, 2014, we entered into an agreement and plan of merger (the “Merger Agreement”) to acquire HealthPocket, Inc., a Silicon Valley company that analyzes and aggregates a repository of health insurance information and uses it to power its consumer website www.healthpocket.com (“HealthPocket”). The closing of the acquisition occurred on July 14, 2014 simultaneous with the signing of the Merger Agreement. Pursuant to the Merger Agreement, we paid consideration consisting of approximately $21.9 million in cash and 900,900 shares of our Class A common stock, $0.001 par value per share, with such shares of the Class A common stock having an agreed upon aggregate value of $10.0 million, or $11.10 per share. A portion of the merger consideration consisting of $3,200,000 in cash was deposited with an escrow agent to fund payment obligations with respect to post-closing working capital adjustments, post-closing indemnification obligations of HealthPocket’s former equity holders, and fees and expenses of the representative of HealthPocket’s former equity holders.

The acquisition of HealthPocket is expected to provide us with additional benefits such as increased and ongoing sales referrals that we will own, broad consumer and industry data to facilitate our entry into new markets and revenue streams, advanced health information technology to position us to better assist our stakeholders, including customers, insurance brokers and insurance carriers, and other technological and operational synergies.

Acquisition of American Service Insurance Agency, LLC

On August 8, 2014, we entered into an agreement (the “Purchase Agreement”) to acquire all of the issued and outstanding membership interests of American Service Insurance Agency, LLC, a Texas insurance brokerage, a distributor of individual insurance programs, from Mr. Landon Jordan for an initial cash payment of $1.8 million, comprised of a prior deposit of $325,000 and a closing payment of $1.5 million, as well as $2.2 million in contingent consideration. The closing of the acquisition occurred on August 8, 2014 simultaneous with the signing of the Purchase Agreement.

Company Information

Our principal executive offices are located at 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613, and our telephone number is (877) 376-5831. Our website address is www.hiiquote.com. The information contained on our website or that is or becomes accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference into this prospectus supplement.

The Offering

Issuer	Health Insurance Innovations, Inc.
Selling Stockholders	Health Plan Intermediaries, LLC and Health Plan Intermediaries Sub, LLC, which are owned and controlled by Michael Kosloske, our Chairman, President and Chief Executive Officer, and his affiliates.
Shares Offered	1,725,000 shares of Class A common stock
Shares of Class A Common Stock Outstanding Prior to Offering	6,069,869 shares of Class A common stock
Shares of Class A Common Stock Outstanding Following Offering	7,794,869 shares of Class A common stock
NASDAQ Symbol	Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”
Use of Proceeds	We will not receive any proceeds from this offering.
Risk Factors	You should read carefully the sections entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our Class A common stock.

RISK FACTORS

An investment in shares of our Class A common stock involves a high degree of risk. In addition to the other information included in this prospectus supplement, you should carefully consider each of the following risk factors and those set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Upon completion of this offering, we will no longer be a “controlled company” within the meaning of the rules of The NASDAQ Stock Market and the rules of the SEC. However, we may continue to rely on exemptions from certain corporate governance requirements during a one year transition period.

Upon completion of this offering, Michael Kosloske and his affiliates will cease to beneficially own a majority of the combined voting power of our Class A common stock and Class B common stock. As a result, we will no longer be a “controlled company” within the meaning of the corporate governance rules of The NASDAQ Stock Market. Consequently, the rules of The NASDAQ Stock Market will require that: (i) we appoint a majority of independent directors to our Board of Directors within one year of the date on which we no longer qualify as a “controlled company;” (ii) we appoint at least one independent director to each of the Compensation Committee and the Nominating and Corporate Governance Committee on the date on which we no longer qualify as a “controlled company;” (iii) each of the Compensation Committee and the Nominating and Corporate Governance Committee consist of at least a majority of independent directors within 90 days of the date on which we no longer qualify as a “controlled company;” (iv) each of the Compensation Committee and the Nominating and Corporate Governance Committee be composed entirely of independent directors within one year of the date on which we no longer qualify as a “controlled company;” and (v) we have an annual performance evaluation of the Compensation Committee and the Nominating and Corporate Governance Committee. Although we already satisfy most of these requirements, during these transition periods, we may utilize the available exemptions from certain corporate governance requirements as permitted by the rules of The NASDAQ Stock Market. Accordingly, during the transition periods you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The NASDAQ Stock Market.

SELLING STOCKHOLDERS

The selling stockholders are Health Plan Intermediaries, LLC and Health Plan Intermediaries Sub, LLC, which are owned and controlled by Michael Kosloske, our Chairman, President and Chief Executive Officer, and his affiliates.

We have determined beneficial ownership in accordance with the rules of the SEC based on information which has been provided to us by the selling stockholders. Except as indicated in the footnotes to the following table, the selling stockholders have sole voting and investment power with respect to the shares set forth below. The percentage of beneficial ownership is based on 6,069,869 shares of Class A common stock outstanding on August 13, 2014. The percentage of beneficial ownership after the offering assumes that all of the 1,725,000 shares offered by the selling stockholders are sold.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering			Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number(2)%		Combined Voting Power(1)		Number(2)%		Combined Voting Power(1)
Health Plan Intermediaries, LLC	8,488,418	58.0%	58.0%	1,707,549	6,780,869	46.3%	46.3%
Health Plan Intermediaries Sub, LLC	86,667	*	*	17,451	69,216	*	*

*	Represents less than 1%.
(1)	Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders.
(2)	Consists of (i) 100 shares of Class A common stock held of record by Mr. Kosloske (based on a Form 4 filed on July 3, 2014), (ii) 8,318 shares of Class A common stock, of which 7,120 are unvested restricted Class A common stock, owned by Lori Kosloske, Mr. Kosloske’s wife (Mrs. Kosloske has the right to vote, but not dispose of, the shares of unvested restricted stock), and (iii) 8,480,000 shares (before the offering) (or 6,772,451 shares (after the offering)) of Class B common stock held of record by Health Plan Intermediaries, LLC and 86,667 shares (before the offering) (or 69,216 shares (after the offering)) of Class B common stock held by Health Plan Intermediaries Sub, LLC. Under SEC rules, Mr. Kosloske, our chairman, president and chief executive officer, is deemed the beneficial owner of such number of shares of Class A common stock by nature of his relationship with Lori Kosloske. As the managing member of Health Plan Intermediaries Sub, LLC, Health Plan Intermediaries, LLC has sole voting and dispositive power over the shares held by Health Plan Intermediaries Sub, LLC. Mr. Kosloske is the sole member and primary manager of Health Plan Intermediaries, LLC and has sole voting and dispositive power over the shares held by Health Plan Intermediaries, LLC. We refer to Health Plan Intermediaries, LLC, Health Plan Intermediaries Sub, LLC and Mr. Kosloske as the “Existing Stockholders.” The Existing Stockholders may be deemed to have formed a “group” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the group may be deemed, collectively, to beneficially own all the shares of our Class A Common Stock and Class B common stock held of record by, or beneficially owned by, any Existing Stockholder. As of the date of this prospectus supplement, the shares of Class B common stock, together with the Series B Membership Interests of HPIH owned of record by the Existing Stockholders, are exchangeable at the Existing Stockholders’ option into an equal number of shares of Class A common stock, representing 58.5% of the shares of Class A common outstanding stock (excluding 140,625 shares of Class A common stock held in treasury). See “Exchange of Series B Membership Interests and Class B Common Stock” in the accompanying prospectus. Under SEC rules, the Existing Stockholders are deemed the beneficial owner of such number of shares of Class A common stock.

UNDERWRITING

Raymond James & Associates, Inc. is acting as the sole underwriter of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated August 15, 2014, the underwriter has agreed to purchase, and the selling stockholders have agreed to sell to the underwriter, 1,725,000 shares of our Class A common stock.

The underwriter is offering the shares of Class A common stock subject to its acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to purchase and accept delivery of the Class A common stock offered by this prospectus supplement are subject to approval by its counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriter is obligated to purchase and accept delivery of all of the shares of Class A common stock offered by this prospectus supplement, if any are purchased.

Commission, Discounts and Expenses

The underwriter proposes to offer shares of Class A common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.243 per share. If all of the shares of Class A common stock are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms.

The following table shows the per share and total underwriting discount that the selling stockholders will pay to the underwriter.

	Per Class A Common Stock	Total
Public Offering Price	$12.1500	$20,958,750.00
Underwriting discount paid by the selling stockholders	$0.6075	$1,047,937.50
Proceeds, before expenses, to the selling stockholders	$11.5425	$19,910,812.50

We estimate that the total expenses of the offering payable by us will be approximately $130,000.

The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act.

Indemnification

We and the selling stockholders have agreed, severally and not jointly, to indemnify the underwriter against various liabilities, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act, and to contribute to payments the underwriter may be required to make because of any of those liabilities.

Lock-up

Subject to specified exceptions, each of the selling stockholders has agreed for a period of 180 days after the date of the underwriting agreement, not to directly or indirectly: (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any stock, options, warrants or other securities of our company, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any stock, options, warrants or other securities of our company held by the person or entity without the prior written consent of Raymond James & Associates, Inc.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriter to bid for and purchase shares of our Class A common stock. As an exception to these rules, the underwriter may engage in certain transactions that stabilize the price of our Class A common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter. The underwriter can close out a covered short sale by purchasing shares in the open market. The underwriter may also sell shares in excess of the number of shares available for purchase, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriter may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriter may also reclaim selling concessions allowed to the underwriter or a dealer for distributing the Class A common stock in the offering, if the underwriter or dealer repurchases previously distributed Class A common stock to cover short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock.

In connection with this transaction, the underwriter may engage in passive market making transactions in the Class A common stock on The NASDAQ Global Market, prior to the pricing and completion of this offering. Passive market making is permitted by SEC Regulation M and consists of displaying bids on The NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the Class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriter without notice at any time. These transactions may be effected on The NASDAQ Global Market or otherwise.

Electronic Distribution

A prospectus supplement in electronic format may be made available on websites or through other online services maintained by the underwriter or by its affiliates. Other than the prospectus supplement in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus supplement, the accompanying prospectus, or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us, the selling stockholders or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Listing

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

Affiliations

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriter and its affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with the underwriter and its affiliates. It is expected that we will continue to use the underwriter and its affiliates for various services in the future.

LEGAL MATTERS

The validity of the shares of Class A common stock offered through this prospectus supplement have been passed upon for us by Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.

Certain legal matters in connection with the offering will be passed upon by Morrison & Foerster LLP, New York, New York.

EXPERTS

The consolidated financial statements of Health Plan Intermediaries, LLC d/b/a Health Insurance Innovations appearing in Health Insurance Innovations, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Health Insurance Innovations, Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available on our website, located at https://www.hiiquote.com. The information on our website is not part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.

We specifically incorporate by reference into this prospectus supplement the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (as filed on March 25, 2014);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 (as filed on May 13, 2014 and August 12, 2014, respectively);

•	our Current Reports on Form 8-K filed on April 17, 2014, May 28, 2014, July 16, 2014, and August 5, 2014, and our Current Report on Form 8-K/A filed on February 10, 2014; and

•

the description of our Class A common stock contained in the Registration Statement on Form 8-A filed on February 7, 2013, including any amendments or reports filed for the purposes of updating such description.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement is a part and until we terminate the offering (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to the Corporate Secretary, Health Insurance Innovations, Inc., 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613 (telephone number (877) 376-5831).

You should not assume that the information in this prospectus supplement or the accompanying prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in these documents, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS

8,566,667 Shares

Health Insurance Innovations, Inc.

Class A Common Stock

We are registering the resale from time to time by the selling stockholders (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus of up to an aggregate of 8,566,667 shares of our Class A common stock, of which all such shares are issuable upon the exchange of an equivalent number of Series B Membership Interests (together with an equal number of shares of our Class B common stock) of Health Plan Intermediaries Holdings, LLC. We are a public company organized under the laws of Delaware and the sole managing member of Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company.

Pursuant to this prospectus, the selling stockholders are permitted to offer shares of Class A common stock from time to time if and to the extent as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. If any shares are sold, the selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

We are not selling any shares of Class A common stock pursuant to this prospectus and will not receive any of the proceeds from the sale of any shares of Class A common stock to be sold by the selling stockholders.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.” The last reported sale price of our Class A common stock on February 7, 2014 was $11.22 per share.

See “Risk Factors” beginning on page 5 to read about factors you should consider before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 14, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell the shares of Class A common stock covered by this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus incorporates by reference important information. You should read this prospectus and the information incorporated by reference before deciding to invest in shares of our Class A common stock. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of Class A common stock offered hereby.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.

In this prospectus and the information incorporated by reference herein, unless the context otherwise requires, “HII,” the “Company,” “we,” “us” and “our” refer (1) prior to the February 13, 2013 initial public offering (“IPO”) of the Class A common stock of Health Insurance Innovations, Inc. and related transactions, to Health Plan Intermediaries, LLC (“HPI”) and its consolidated subsidiaries and (2) after our IPO and related transactions to Health Insurance Innovations, Inc. and its consolidated subsidiaries. The terms “HII,” “HPIH” and “ICE” refer to the stand-alone entities Health Insurance Innovations, Inc., Health Plan Intermediaries Holdings, LLC, and Insurance Center for Excellence, LLC, respectively. HPIH and ICE are consolidated subsidiaries of HII. The term “Secured” refers to (a) prior to or at the time of their July 17, 2013 acquisition by us, Sunrise Health Plans, Inc., Sunrise Group Marketing, Inc. and Secured Software Solutions, Inc., collectively, and (b) following our July 17, 2013 acquisition, the entities described in (a) and the limited liability companies into which such entities were converted shortly following such acquisition.

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HEALTH INSURANCE INNOVATIONS, INC.

Our Company

We are a leading developer and administrator of affordable, web-based individual health insurance plans and ancillary products. Our highly scalable, proprietary, web-based technology platform allows for mass distribution of, and online enrollment in, our large and diverse portfolio of affordable health insurance offerings.

Our technology platform provides customers, who we refer to as members, immediate access to our products through our distribution partners anytime, anyplace. The health insurance products we develop are underwritten by insurance carrier companies, and we assume no underwriting or insurance risk. Members can tailor product selections to meet their needs and budgets, buy policies and print policy documents and identification cards in real-time. Our technology platform uses abbreviated online applications, some with health questionnaires, to provide an immediate accept or reject decision on applications for all products that we offer. Once an application is accepted, individuals can use our automated payment system to complete the enrollment process and obtain instant electronic access to their policy fulfillment documents, including the insurance policy, benefits schedule and identification cards. We receive credit card and Automated Clearing House (“ACH”) payments directly from members at the time of sale. Our technology platform provides significant operating leverage as we add members and reduces the costs associated with marketing, selling, underwriting and administering policies.

We are an industry leader in the sale of 12-month short-term medical (“STM”) insurance plans, an alternative to traditional individual major medical (“IMM”) plans, which provide lifetime renewable coverage. STM plans generally offer qualifying individuals comparable benefits for fixed short-term durations of six or 12 months at approximately half the cost of IMM plans. While applications for IMM insurance may take up to 60 days to process, our STM plans feature a streamlined underwriting process offering immediate coverage options. We also offer guaranteed-issue hospital indemnity plans for individuals under the age of 65, which pay fixed cash benefits for covered procedures and services, and a variety of ancillary products such as cancer/critical illness plans, pharmacy discount programs, dental plans and vision plans that are frequently purchased as supplements to STM and hospital indemnity plans. We design and structure insurance products on behalf of insurance carrier companies, market them to individuals through our large network of distributors and manage member relations via our online member portal, which is available 24 hours a day, seven days a week. Our online enrollment process allows us to aggregate and analyze consumer data and purchasing habits to track market trends and drive product innovation. We have established relationships with several highly rated insurance carriers, including Nationwide, Companion Life, United States Fire, ING, Markel, HCC Life Insurance Company and CIGNA, among others.

We have established a large independent distribution network that consists of 83 licensed agent call centers, an increase of 51 from September 30, 2012, and 243 wholesalers that work with over 9,700 licensed brokers as of September 30, 2013. Our data-driven product design, technology platform and extensive distribution network have enabled us to grow our revenues by 26.7% for the three months ended September 30, 2013, compared to the three months ended September 30, 2012 and by 35.6% for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. As discussed further below, in July 2013, we completed the acquisition of Secured, a significant distributor. This transaction is expected to provide us with additional benefits such as reduced enterprise risk from increased captive distribution, addition of sales lead management expertise to maximize the number of new insurance policies produced by each dollar invested in sales leads, and opportunities through technological and cost-saving synergies.

We focus on the large and under-penetrated segment of the U.S. population who are uninsured or underinsured, which includes individuals who are unable to afford traditional IMM premiums, individuals not covered by employer-sponsored insurance plans, such as those who are self-employed as well as small business owners and their employees, and underserved “gap populations” that require insurance due to changes caused by life events, such as new graduates, divorcees, early retirees, military discharges, the unemployed, part-time and seasonal employees and temporary workers. Our target market consists of approximately 64 million Americans, including approximately 50 million Americans who were uninsured in 2010, according to the U.S. Census Bureau, and approximately 14 million non-elderly Americans who purchased individual health insurance plans in 2010, according to a 2010 Kaiser Family Foundation survey. We expect the number of uninsured and underinsured to significantly increase due to the rising costs of traditional IMM plans and a decline in employer-sponsored health insurance programs due to rising benefit plan costs.

Participants in the health insurance industry are focused on the potential implications of the Patient Protection and Affordable Care Act (“PPACA”). This legislation is expected to have extensive impacts on the provisions of health insurance plans that can be sold to individuals and the resulting economics to insurers.

Our Corporate Structure

Overview

HII is a holding company that was incorporated as a Delaware corporation on October 26, 2012 for the purpose of facilitating an IPO of common equity and to become the sole managing member of HPIH. Its principal asset is a controlling equity interest in HPIH. On February 7, 2013, a registration statement filed on Form S-1 (the “Form S-1”) with the U.S. Securities and Exchange Commission (“SEC”) related to shares of Class A common stock of HII was declared effective, and the price of such shares was set at $14.00 per share. The IPO closed on February 13, 2013. Prior to the IPO, HII had not engaged in any business or other activities except in connection with its formation and the IPO.

After the effective date of the Form S-1 but prior to the completion of the IPO, the limited liability company agreement of HPIH was amended and restated to modify its capital structure by replacing the different classes of interests previously held by HPIH owners (such owners being the selling stockholders identified in this prospectus) with a single new class of units called “Series B Membership Interests.” In addition, each Series B Membership Interest holder received one share of our Class B common stock. We and our then-existing owners also entered into an exchange agreement under which (subject to the terms of the exchange agreement) they have the right to exchange their Series B Membership Interests together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. See “Exchange of Series B Membership Interests and Class B Common Stock.” These transactions are collectively referred to as the “Reorganization Transactions.”

The Company, as a result of the IPO and the related Reorganization Transactions, became the sole managing member of, and has a controlling equity interest in, HPIH. As the sole managing member of HPIH, HII operates and controls all of the business and affairs of HPIH and, through HPIH and its subsidiaries, conducts our business. HII consolidates the financial results of HPIH and its subsidiaries, and records noncontrolling interests for the economic interest in HPIH held by the Series B Membership Interests holders. As of the date of this prospectus, the noncontrolling Series B Membership Interests holders’ ownership percentage is 62.9%.

See “Business—Our History and the Reorganization of Our Corporate Structure” in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information on our corporate structure.

History

The Company was formed as HPI, a Florida limited liability company. In August 2008, the Naylor Group Partners, LLC (“Naylor”) made a capital contribution to HPI in exchange for a 50% ownership interest in HPI. In September 2011, HPI purchased all of the units owned by Naylor for $5.3 million plus financing costs of $135,000. HPI financed a portion of the purchase price by entering into a loan agreement with a bank for $4.3 million. The remaining purchase price was funded with HPI cash and a contribution from Michael Kosloske (“Mr. Kosloske”), our chairman, president and chief executive officer and the sole member of HPI.

In June 2012, we acquired an 80% interest in ICE, which conducts call center sales operations and trains third-party insurance agents to sell our products and is consolidated in the our consolidated financial statements. On June 30, 2013, we purchased the remaining 20% interest in ICE, which is now a wholly-owned subsidiary.

In October 2012, HII was incorporated in the State of Delaware to facilitate our recently completed IPO.

On November 7, 2012, interests in the assets and liabilities of HPI were transferred to two subsidiaries, HPIH (99.0099%) and Health Plan Intermediaries Sub, LLC (“HPIS”) (0.9901%), each of which was created in October 2012. On November 8, 2012, Health Plan Intermediaries II, LLC, a related party, made a capital contribution of $12,010 to HPIS, and that cash along with the 0.9901% interest was contributed by HPIS to HPIH in exchange for a 1.0% interest in HPIH.

We expect that future exchanges of Series B Membership Interests (together with an equal number of our Class B common shares) for shares of our Class A common stock (which Series B Membership Interests will immediately be recapitalized into Series A Membership Interests) will result in increases in the tax basis in our share of the tangible and intangible assets of HPIH. We expect that these increases in tax basis, which would not have been available but for our holding company structure, will reduce the amount of tax that we would otherwise be required to pay in the future. We will be required to pay a portion of the cash savings we actually realize from such increase, or are deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under a tax receivable agreement to the existing and certain future holders of Series B Membership Interests (HPI and HPIS, which are beneficially owned by Mr. Kosloske), pursuant to the tax receivable agreement. Furthermore, payments under the tax receivable agreement will give rise to additional tax benefits and therefore additional payments under the tax receivable agreement itself. HPIH is currently taxed as a partnership for federal income tax purposes; as a result, the members of HPIH pay taxes with respect to their allocable shares of its net taxable income. The earnings of HII are subject to federal income taxation.

On July 17, 2013, we entered into a stock purchase agreement with Joseph Safina, Howard Knaster and Jorge Saavedra (the “Sellers”), pursuant to which we acquired from the Sellers all of the outstanding equity of each in a licensed insurance broker, a call center and sales lead management company and an intellectual property holding company that comprise Secured, for a cash payment of $10.0 million, plus approximately $6.7 million of contingent cash and equity consideration that is primarily tied to the performance of the acquired businesses. The funding of the $10.0 million cash portion of the purchase price was provided primarily from net proceeds from the IPO.

Company Information

Our principal executive offices are located at 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613, and our telephone number is (877) 376-5831. Our website address is www.hiiquote.com . The information contained on our website or that is or becomes accessible through our website neither constitutes part of this prospectus nor is incorporated by reference into this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q, including any amendments thereto, (which documents are incorporated by reference herein) as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, in each case including any amendments thereto (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Any of the shares of our Class A common stock that may be sold from time to time pursuant to this prospectus will be sold by the selling stockholders, and we will not receive any proceeds from the sale of such shares. We will bear the costs associated with this registration in accordance with the registration rights agreement. However, the selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Class A common stock.

EXCHANGE OF SERIES B MEMBERSHIP INTERESTS AND CLASS B COMMON STOCK

On February 13, 2013, we entered into an exchange agreement with the selling stockholders named herein as the holders of Series B Membership Interests. See “Health Insurance Innovations, Inc.—Our Corporate Structure.” Pursuant to and subject to the terms of the exchange agreement and the amended and restated limited liability company agreement of HPIH, holders of Series B Membership Interests, at any time and from time to time, may exchange one or more Series B Membership Interests, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. In connection with each exchange, HPIH will cancel the delivered Series B Membership Interests and issue to us Series A Membership Interests on a one-for-one basis, and each share of our Class B common stock will be redeemed and cancelled by us. Thus, as holders exchange their Series B Membership Interests and Class B common stock for Class A common stock, our interest in HPIH will increase.

We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

SELLING STOCKHOLDERS

The selling stockholders named below may offer to sell from time to time in the future up to an aggregate of 8,566,667 shares of our Class A common stock, par value $0.001 per share.

We are registering the shares to satisfy registration rights that we have granted to the selling stockholders. See “Description of Capital Stock—Registration Rights Agreement.” The selling stockholders acquired the shares that they are seeking to sell that are covered by this prospectus pursuant to the Reorganization Transactions, and such selling stockholders are beneficially owned by our chairman, president, and chief executive officer, Mr. Kosloske. See “Health Insurance Innovations, Inc.—Our Corporate Structure” in this prospectus and “Business—Our History and the Reorganization of Our Corporate Structure” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table sets forth information as of the date of this prospectus by each selling stockholder regarding the beneficial ownership of shares of our Class A common stock and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. The percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock outstanding as of the date of this prospectus. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The address for each of the selling stockholders is 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613.

As of the date of this prospectus, there were 13,746,380 shares of our Class A common stock outstanding (excluding 129,881 shares of Class A common stock held in treasury), assuming the exchange of 8,566,667 Series B Membership Interests (together with an equal number of shares of our Class B common stock) for an equivalent number of shares of our Class A common stock.

	Shares of Class A Common Stock Beneficially Owned Prior to this Offering			Number of Shares of Class A Common Stock Being Offered	Shares of Class A Common Stock Beneficially Owned After this Offering
Name	Number	%	Combine Voting Power(1)		Number	%	Combine Voting Power(1)
Health Plan Intermediaries, LLC(2)	8,647,942	62.9%	62.9%	8,480,000	81,275	*	*
Health Plan Intermediaries Sub, LLC(2)	8,647,942	62.9%	62.9%	86,667	81,275	*	*

*	Represents less than 1%.
(1)	Represents percentage of voting power of our Class A common stock and Class B common stock of voting together as a single class (voting power for this purpose is based solely on securities issued and outstanding that such person has or shares the power to vote or direct the voting thereof, and specifically excludes any securities such person has the right to acquire within 60 days). Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders.
(2)	Consists of (i) 72,375 shares of Class A common stock held of record by Mr. Kosloske, (ii) 8,900 shares of unvested restricted Class A common stock owned by Lori Kosloske, Mr. Kosloske’s wife (Mrs. Kosloske has the right to vote, but not dispose of, the shares of unvested restricted stock) and (iii) 8,480,000 shares of Class B common stock held of record by Health Plan Intermediaries, LLC and 86,667 shares of Class B common stock held by Health Plan Intermediaries Sub, LLC. Under SEC rules, Mr. Kosloske, our chairman, president and chief executive officer, is deemed the beneficial owner of such number of shares of Class A common stock by nature of his relationship with Lori Kosloske. As the managing member of Health Plan Intermediaries Sub, LLC, Health Plan Intermediaries, LLC has sole voting and dispositive power over the shares held by Health Plan Intermediaries Sub, LLC. Mr. Kosloske is the sole member and primary manager of Health Plan Intermediaries, LLC and has sole voting and dispositive power over the shares held by Health Plan Intermediaries, LLC. We refer to Health Plan Intermediaries, LLC, Health Plan Intermediaries Sub, LLC and Mr. Kosloske as the “Existing Stockholders.” The Existing Stockholders may be deemed to have formed a “group” within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the group may be deemed, collectively, to beneficially own all the shares of our Class A Common Stock and Class B common stock held of record by, or beneficially owned by, any Existing Stockholder. As of the date of this prospectus, the shares of Class B common stock, together with the Series B Membership Interests of HPIH owned of record by the Existing Stockholders, are exchangeable at the Existing Stockholders’ option into an equal number of shares of Class A common stock, representing 62.9% of the shares of Class A common outstanding stock (excluding 129,881 shares of Class A common stock held in treasury). See “Exchange of Series B Membership Interests and Class B Common Stock.” Under SEC rules, the Existing Stockholders are deemed the beneficial owner of such number of shares of Class A common stock.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.

Class A Common Stock

Class A common stock outstanding. Immediately prior to our IPO, there were no outstanding shares of our Class A common stock, and all of the outstanding Common Stock of HII, par value $0.01 per share (which had been designated as Common Stock in our certificate of incorporation), was held of record by HPI and HPIS, entities beneficially owned by Mr. Kosloske, our chairman, president and chief executive officer. As of the date of this prospectus, there were 5,179,713 shares of Class A common stock outstanding (excluding 129,881 shares of Class A common stock held in treasury). All outstanding shares of Class A common stock are fully paid and non-assessable.

Voting rights. The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of HII, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B Common Stock

Issuance of Class B Common Stock with Membership Interests. Immediately prior to the completion of our IPO, we amended and restated our certificate of incorporation to reclassify each outstanding share of Common Stock held of record by HPI and HPIS, as 86,666.67 shares of Class B common stock, par value $0.001 per share. Following our IPO, shares of our Class B common stock are issuable only in connection with the issuance of Series B Membership Interests of HPIH. When a Series B Membership Interest is issued by HPIH, we will issue the holder one share of our Class B common stock. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Series B Membership Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the exchange agreement, the form of which is filed as an exhibit to the Registration Statement on Form S-1 No. 333-185596. See “Item 1. Business—Our History and the Reorganization of Our Corporate Structure—Amended and Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC—Exchange Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Voting Rights . Our Class B stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our Class A stockholders and Class B stockholders vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require either our Class A stockholders and Class B stockholders to vote separately as a single class in the following circumstances:

•

if we amend our amended and restated certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

•

if we amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely then such class would be required to vote separately to approve such proposed amendment.

Dividend rights. Our Class B stockholders will not participate in any dividends declared by our board of directors.

Rights upon liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our Class B stockholders will not be entitled to receive any of our assets.

Other rights. In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the related membership interests) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each Class B stockholder will be entitled to receive the same number of shares of stock as is received by Class A stockholders for each share of Class A stock, and will not be entitled, for each share of Class B stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HII without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any preferred stock.

Registration Rights Agreement

On February 13, 2013, we entered into a registration rights agreement with HPI and HPIS, which are beneficially owned by Mr. Kosloske, to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Series B Membership Interests in the circumstances described below. This agreement provides these two entities (and their affiliates) with the right to require us, at our expense, to register shares of our Class A common stock that are issuable upon exchange of Series B Membership Interests (and an equal number of shares of our Class B common stock) for shares of our Class A common stock. The agreement also provides that we pay certain expenses of HPI and HPIS (and their affiliates) relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act. We are filing this registration statement pursuant to our obligations under the registration rights agreement.

Demand Rights

Subject to certain limitations, HPI and HPIS (and their affiliates) have the right, by delivering written notice to us, to require us to register the number of our shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 10 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within 10 days after we give our notice.

Piggyback Rights

Any holder of registrable shares of Class A common stock will be entitled to request to participate in, or “piggyback” on, registrations of any of our securities for sale by us. This piggyback right will apply to any registration other than a demand registration described above, a registration on Form S-4 or S-8 or a registration solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan.

Conditions and Limitations

The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our board may, in its good faith judgment, defer any filing for up to 75 days (which deferral may not be used more than once in any 12-month period). Furthermore, our board may, in its good faith judgment, suspend a registration on Form S-3 (which suspension may not be more than an aggregate of 90 days in any 12-month period), for such period of time as is reasonably necessary not in excess of 75 days. Additionally, in certain circumstances we may withdraw a registration upon request by the holder of registrable securities.

If requested by the managing underwriter or underwriters, as applicable, holders of securities with registration rights will not be able to make any sale of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days (with respect to any underwritten public offering made prior to the second anniversary of our IPO, and thereafter 60 days rather than 90 days) or such shorter period as may be requested by the underwriters. The managing underwriters for the relevant offering may agree to shorten this period.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Market, which would apply so long as the shares of Class A common stock remains listed on the NASDAQ Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Election and Removal of Directors; Vacancies

Our board of directors may consist of between three and nine directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of the board. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, each of our directors will serve for a one-year term or until his or her successor is elected and qualified. At each annual meeting of our stockholders, our stockholders will elect the members of our board of directors. There will be no limit on the number of terms a director may serve on our board of directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that (a) prior to the date on which Mr. Kosloske ceases to beneficially own at least a majority in voting power of all shares entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, and (b) on and after the date Mr. Kosloske ceases to beneficially own at least a majority in voting power of all outstanding shares entitled to vote generally in the election of directors, directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws provide that any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

No Cumulative Voting

The Delaware General Corporation Law, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits cumulative voting.

Limits on Written Consents

The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent but precludes stockholder action by written consent after the date on which Mr. Kosloske ceases to beneficially own at least a majority in voting power of all shares entitled to vote generally in the election of our directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer; provided, however, if Mr. Kosloske beneficially owns at least a majority of all of the outstanding shares of our capital stock entitled to vote, special meetings of stockholders may be called by the holders of a majority of the total voting power of our then outstanding capital stock.

Amendment of Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation provides that, at any time when Mr. Kosloske is the beneficial owner of less than a majority in voting power of our outstanding Common Stock, the provisions of our amended and restated certificate of incorporation relating to our capital structure, voting rights, dividends, bylaws, board of directors, limited liability of directors, indemnification of directors, amendment of our amended and restated certificate of incorporation and meetings of stockholders may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend other provisions of our amended and restated certificate of incorporation.

Amendment of Amended and Restated Bylaws

Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

•

the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the board of directors, nomination of directors, special meetings of directors, removal of directors and committees of the board of directors, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose; or

•	the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•

the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•

in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provide that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated certificate of incorporation provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by law and our amended and restated certificate of incorporation or amended and restated bylaws.

Forum Selection

The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute

We have opted out of Section 203 of the DGCL. However, in the event that Mr. Kosloske ceases to beneficially own at least 25% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL.

Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change in control attempts.

Listing

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares of Class A common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares of Class A common stock will be the purchase price of the shares of Class A common stock less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the shares of Class A common stock covered by this prospectus. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares of Class A common stock to be made directly or through agents. If any pledgee, donee, transferee or other successor to the selling stockholders named in this prospectus wishes to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

The shares of Class A common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledges or transferees or their successors-in-interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the shares of Class A common stock. These discounts, concessions, or commissions may be in excess of those customary in the types of transaction involved.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any selling stockholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares. As a result, any profits on the sale of the shares of Class A common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling stockholders who are broker-dealers or affiliates of broker-dealers acquired shares of Class A common stock in our IPO outside of the ordinary course of business or, at the time of the acquisition of the shares, had any agreements or understandings, directly or indirectly, with any person to distribute the shares.

The shares of Class A common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the shares of our Class A common stock may be listed or quoted at the time of sale, including the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. In connection with the sales of the shares of Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of the shares of Class A common stock in the course of hedging their positions;

•	sell the shares of Class A common stock short and deliver the shares of Class A common stock to close out short positions;

•	loan or pledge the shares of Class A common stock to broker-dealers or other financial institutions that in turn may sell the shares of Class A common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares of Class A common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

A short sale of shares of Class A common stock by a broker-dealer, financial institution or selling stockholder would involve the sale of such shares of our Class A common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of shares of Class A common stock, a broker-dealer, financial institution or selling stockholder may purchase shares on the open market to cover positions created by short sales. In determining the source of the shares of Class A common stock to close out such short positions, the broker-dealer, financial institution or selling stockholders may consider, among other things, the price of shares available for purchase in the open market.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling stockholders.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling stockholders for the sale of any shares of Class A common stock being offered by this prospectus.

The Class A common stock is listed on the NASDAQ Global Market under the symbol “HIIQ.”

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the shares of Class A common stock by other means not described in this prospectus. In addition, any shares of Class A common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of Class A common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the shares of Class A common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the particular shares of Class A common stock being distributed. This may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

In the registration rights agreement, we have agreed to indemnify or provide contribution to the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. In addition, we have agreed to pay substantially all of the expenses incidental to the registration of the shares of Class A common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of Class A common stock.

VALIDITY OF SHARES OF CLASS A COMMON STOCK

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Michael A. Petrizzo, Jr., Executive Vice President and General Counsel of Health Insurance Innovations, Inc.

EXPERTS

The consolidated financial statements of Health Plan Intermediaries, LLC d/b/a Health Insurance Innovations appearing in Health Insurance Innovations, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Sunrise Health Plans, Inc. (a Florida corporation) and Affiliates, which comprise the combined balance sheets as of December 31, 2012 and 2011, and the related combined statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, have been audited by DaszkalBolton LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the relevant registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.hiiiquote.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

•

our Current Report on Form 8-K filed February 13, 2013, our Current Report on Form 8-K filed March 14, 2013, our Current Report on Form 8-K filed July 23, 2013, our Current Report on Form 8-K filed August 13, 2013, our Current Report on Form 8-K/A filed August 28, 2013, our Current Report on Form 8-K filed September 3, 2013, our Current Report on Form 8-K/A filed October 2, 2013, our Current Report on Form 8-K filed October 11, 2013, our Current Report on Form 8-K filed November 1, 2013, our Current Report on Form 8-K filed November 12, 2013, our Current Report on Form 8-K filed December 16, 2013 and our Current Report on Form 8-K/A filed February 10, 2014;

•

the description of our common stock contained in the registration statement on Form 8-A filed with the SEC on February 7, 2013, and any amendment or report we may file with the SEC for the purpose of updating such description; and

•

all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement and (ii) after the date of the filing of this registration statement and prior to its effectiveness.

We do not, however, incorporate by reference any documents, or portions thereof, that are not deemed to be “filed” with the SEC.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to the Corporate Secretary, Health Insurance Innovations, Inc., 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613 (telephone number (877) 376-5831). Our internet address is www.hiiquote.com . Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statements of which it forms a part.

1,725,000 Shares

Health Insurance Innovations, Inc.

Class A Common Stock